Exhibit 4.6

SEVENTH SUPPLEMENTAL INDENTURE, dated as of November 12, 2025 (the “Seventh Supplemental Indenture”), between HOWMET AEROSPACE INC., a Delaware corporation (the “Company”) having its principal office at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of January 25, 2007, the Second Supplemental Indenture dated as of July 15, 2008, the Fourth Supplemental Indenture dated as of December 31, 2017 and the Fifth Supplemental Indenture dated as of April 16, 2020, the “Indenture”), relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

Section 901(5) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, when properly authorized by a certified resolution adopted by the Board of Directors, to add, change or eliminate any provisions of the Indenture in respect of one or more series of Securities, provided that such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefits of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision.

The Company has requested the Trustee to join with it in the execution and delivery of this Seventh Supplemental Indenture in order to supplement and amend the Indenture, solely with respect to Securities of series created on or after the date hereof, to decrease the number of days’ notice required to be provided to Holders in the event of the redemption of the Securities of any series. In no event will the provisions of this Seventh Supplemental Indenture affect the interests of the Holders of Securities of any series Outstanding prior to the date of execution of this Seventh Supplemental Indenture in any respect.

The Company has determined that this Seventh Supplemental Indenture complies with said Section 901, does not affect the interests of the Holders of Securities Outstanding prior to the date of execution of this Seventh Supplemental Indenture and does not require the consent of any Holders.

The Company represents and warrants that all things necessary to make this Seventh Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities of any series created on or after the date hereof, as follows:

I. AMENDMENTS TO THE INDENTURE

A. Section 1104 of the Base Indenture, as previously amended by the Fifth Supplemental Indenture referred to above, is further amended, but only with respect to Securities Outstanding under series created on or after the date hereof, to replace the number 15 with the number 10 in the first sentence of Section 1104.

II. GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Seventh Supplemental Indenture. The Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each party agrees that this Seventh Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Seventh Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

C. The Company hereby certifies that this Seventh Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

D. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

HOWMET AEROSPACE INC.

By	/s/ David Crawford
Name:	David Crawford
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Ann M. Dolezal
Name:	Ann M. Dolezal
Title:	Vice President

[Signature Page to the Seventh Supplemental Indenture]